Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

July 12, 2007

among

ENERGIZER HOLDINGS, INC.,

ETKM, INC.

and

PLAYTEX PRODUCTS, INC.

TABLE OF CONTENTS1/
ARTICLE 1 Definitions

Section 1.01	Definitions

Section 1.02	Other Definitional and Interpretative Provisions

ARTICLE 2 The Merger

Section 2.01	The Merger

Section 2.02	Conversion of Shares

Section 2.03	Surrender and Payment

Section 2.04	Dissenting Shares

Section 2.05	Stock Options and Other Equity Awards

Section 2.06	Adjustments

Section 2.07	Withholding Rights

Section 2.08	Lost Certificates

ARTICLE 3 The Surviving Corporation

Section 3.01	Articles of Incorporation

Section 3.02	Bylaws

Section 3.03	Directors and Officers

ARTICLE 4 Representations and Warranties of the Company

Section 4.01	Corporate Existence and Power

Section 4.02	Corporate Authorization

Section 4.03	Governmental Authorization

Section 4.04	Non-contravention

Section 4.05	Capitalization

Section 4.06	Subsidiaries

Section 4.07	SEC Filings and the Sarbanes-Oxley Act

Section 4.08	Financial Statements

Section 4.09	Disclosure Documents

Section 4.10	Absence of Certain Changes

Section 4.11	No Undisclosed Material Liabilities

Section 4.12	Litigation

Section 4.13	Compliance with Applicable Laws

Section 4.14	Material Contracts

Section 4.15	Taxes

Section 4.16	Employees and Employee Benefit Plans

Section 4.17	Intellectual Property

Section 4.18	Information Technology

Section 4.19	Properties

Section 4.20	Assets

Section 4.21	Environmental Matters

Section 4.22	Antitakeover Statutes

Section 4.23	Foreign Operations and Export Control

Section 4.24	Opinion of Financial Advisor

Section 4.25	Finders’ Fees

ARTICLE 5 Representations and Warranties of Parent

Section 5.01	Corporate Existence and Power

Section 5.02	Corporate Authorization

Section 5.03	Governmental Authorization

Section 5.04	Non-contravention

Section 5.05	Disclosure Documents

Section 5.06	Financing

Section 5.07	Finders’ Fees

Section 5.08	No Ownership of Stock of the Company

ARTICLE 6 Covenants of the Company

Section 6.01	Conduct of the Company

Section 6.02	Stockholder Meeting; Proxy Material

Section 6.03	No Solicitation; Other Offers

Section 6.04	Access to Information; Confidentiality

Section 6.05	Tax Matters

Section 6.06	Stockholder Litigation

Section 6.07	Refinancing of Company Notes

ARTICLE 7 Covenants of Parent

Section 7.01	Conduct of Parent

Section 7.02	Obligations of Merger Subsidiary

Section 7.03	Voting of Shares

Section 7.04	Director and Officer Liability

Section 7.05	Employee Matters

ARTICLE 8 Covenants of Parent and the Company

Section 8.01	Reasonable Best Efforts

Section 8.02	Certain Filings

Section 8.03	Public Announcements

Section 8.04	Stock Exchange De-listing

Section 8.05	Further Assurances

Section 8.06	Notices of Certain Events

ARTICLE 9 Conditions to the Merger

Section 9.01	Conditions to the Obligations of Each Party

Section 9.02	Conditions to the Obligations of Parent and Merger Subsidiary

Section 9.03	Conditions to the Obligations of the Company

ARTICLE 10 Termination

Section 10.01	Termination

Section 10.02	Effect of Termination

ARTICLE 11 Miscellaneous

Section 11.01	Notices

Section 11.02	Survival of Representations and Warranties

Section 11.03	Amendments and Waivers

Section 11.04	Expenses

Section 11.05	Disclosure Schedule References

Section 11.06	Binding Effect; Benefit; Assignment

Section 11.07	Governing Law

Section 11.08	Jurisdiction

Section 11.09	Waiver of Jry Trial

Section 11.10	Counterparts; Effectiveness

Section 11.11	Entire Agreement

Section 11.12	Severability

Section 11.13	Specific Performance

1/           The Table of Contents is not a part of this Agreement.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 12, 2007 among ENERGIZER HOLDINGS, INC., a Missouri corporation (“Parent”), ETKM, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and PLAYTEX PRODUCTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent, and the directors, certain officers and certain stockholders of the Company entered into an agreement (the “Stockholder Agreement”) pursuant to which each director, certain officers and certain stockholders of the Company agreed to vote in favor of approval of this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01  Definitions

(a)  As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 30, 2006 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 30, 2006.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2006.

“Company Restricted Share” means each restricted share of Company Common Stock outstanding as of the Effective Time granted pursuant to any equity or compensation plan or arrangement of the Company.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

“Delaware Law” means the Delaware General Corporation Law.

“Environmental Law” means any Applicable Law, or any written agreement with any Governmental Authority, relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, or (iv) the environment.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as to any Third Party, such Third Party’s liabilities for borrowed money, obligations under promissory notes, bonds, loan or credit agreements, indentures, or other evidence of indebtedness or other instruments providing for or relating to the lending of money, or under contracts relating to any interest rate, currency or commodity hedging, swaps, caps, floors, option agreements or derivative arrangements, capital lease obligations, any other liabilities accounted for as indebtedness under GAAP, and any commitments or contingent obligations of such Third Party guaranteeing (or in effect of guaranteeing) any indebtedness or other obligation of any other Third Party.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the following officers of the Company:  Neil P. DeFeo, Kris J. Kelley, James S. Cook, Gary S. Cohen, Perry R. Beadon, Paul E. Yestrumskas, Gretchen R. Crist, Blair P. Hawley and Thomas M. Schultz and (ii) with respect to Parent, the actual knowledge of its executive officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination is materially adverse to the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than any effect resulting from (A) the economy, political conditions or the financial markets in general (including any changes resulting from terrorist activities, war or other armed hostilities or other force majeure events), (B) general changes in the industries in which such Person and its Subsidiaries operate, (C) any changes (after the date hereof) in GAAP or Applicable Law, (D) the Company’s failure, in and of itself, to meet internal or published revenue or earnings projections, whether such projections are prepared by the Company or a Third Party (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or contribute to a Material Adverse Effect), (E) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective customers, suppliers or employees as a result of the announcement of this Agreement or the transactions contemplated hereby or (F) any failure to take any action as a result of the restrictions or other prohibitions set forth in this Agreement; provided that with respect to clauses (A), (B) and (C), such effect or change (x) does not specifically relate to (or have the effect of specifically relating to) such Person and its Subsidiaries and (y) is not disproportionately adverse to such Person and its Subsidiaries than to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
8% Notes	Section 6.07
9 3/8% Notes	Section 6.07
Action	Section 4.12
Adverse Recommendation Change	Section 6.03
Affected Employees	Section 7.05
Agreement	Preamble
Certificate	Section 2.02
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Board Recommendation	Section 4.02
Company Material Contract	Section 4.17
Company Permits	Section 4.13
Company Preferred Stock	Section 4.05
Company Proxy Statement	Section 4.09
Company Restricted Stock Unit	Section 2.05
Company SEC Documents	Section 4.07
Company Securities	Section 4.05
Company Stockholder Approval	Section 4.02
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.05
Company Subsidiary Securities	Section 4.06
Confidentiality Agreement	Section 6.04
Dissenting Shares	Section 2.04
Effective Time	Section 2.01
Employee Plans	Section 4.16
End Date	Section 10.01
Exchange Agent	Section 2.03
Foreign Competition Laws	Section 4.03
Indemnified Person	Section 7.04
Indentures	Section 6.07
internal controls	Section 4.07
Merger	Section 2.01
Merger Consideration	Section 2.02
Merger Subsidiary	Preamble
New Company Plans	Section 7.05
Notes	Section 6.07
NYSE	Section 4.07
Offers	Section 6.07
Owned Real Property	Section 4.25
Parent	Preamble
Payment Event	Section 11.04
Representatives	Section 6.03
Required Governmental Authorizations	Section 4.03
Stockholder Agreement	Preamble
Superior Proposal	Section 6.03
Surviving Corporation	Section 2.01
Tax	Section 4.15
Taxing Authority	Section 4.15
Tax Return	Section 4.15
Tax Sharing Agreements	Section 4.15
Termination Fee	Section 11.04(b)
Uncertificated Share	Section 2.02

Section 1.02  Other Definitional and Interpretative Provisions

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The words “delivered,” “made available,” “furnished,” “provided” and words of like import used in this Agreement shall be deemed to include posting such information prior to 9:00 a.m. Central Time on the day, the date of which is two days prior to the date hereof, on the Company’s electronic data site located at https://datasite.merrillcorp.com, and the inclusion of such information in a document filed with the SEC prior to 9:00 a.m. Central Time on the day, the date of which is two days prior to the date hereof; provided however, that such words and words of like import used in this Agreement shall not be deemed to include information that (i) has not been posted on such data site or included in a document filed with the SEC as contemplated above or (ii) has not been actually delivered or otherwise specifically made available to Parent or one of its Representatives prior to the date hereof.

Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements, to the extent material, must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

The Merger

Section 2.01  The Merger

(a)  At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)  Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in St. Louis, Missouri at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c)  Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

(d)  From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02  Conversion of Shares

At the Effective Time:

(a)  except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock (including each Company Restricted Share) outstanding immediately prior to the Effective Time shall be converted into the right to receive $18.30 in cash, without interest (such per share amount, the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (i) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration.

(b)  each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)  each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03  Surrender and Payment

(a)  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates or Uncertificated Shares for the Merger Consideration.  As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section through the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02(a).  Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions as Parent may reasonably specify and which shall be reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04  Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of Delaware Law (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.02(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.02(a).  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to Delaware Law received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.05  Stock Options and Other Equity Awards

(a)  At or immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (each, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each holder of any such option at or promptly after, but in no event later than sixty (60) days after, the Effective Time for each such Company Stock Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)  At or immediately prior to the Effective Time, each outstanding Company Restricted Share shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

(c)  At or immediately prior to the Effective Time, each outstanding restricted stock unit award representing the right to receive shares of Company Common Stock granted pursuant to any equity or compensation plan or arrangement of the Company (each, a “Company Restricted Stock Unit”) shall vest and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Company shall pay each holder of any such Company Restricted Stock Unit at or promptly after, but in no event later than sixty (60) days after, the Effective Time for each such Company Restricted Stock Unit surrendered an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Restricted Stock Unit that have not been settled or paid immediately prior to the Effective Time.

(d)  As of the Effective Time, each outstanding share of Company “phantom” stock shall become free of any restrictions, and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.02(a).

(e)  Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options and Company Restricted Stock Units and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05 and to ensure compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option or Company Restricted Stock Unit until such necessary consents are obtained.

Section 2.06  Adjustments

If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07  Withholding Rights

Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts and duly pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Option, Company Restricted Share or Company Restricted Stock Unit in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08  Lost Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01  Articles of Incorporation

The articles of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02  Bylaws

The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03  Directors and Officers

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

The Company represents and warrants to Parent that:

Section 4.01  Corporate Existence and Power

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02  Corporate Authorization

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock for the adoption of this Agreement and approval of the Merger is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend adoption of this Agreement and approval of the Merger by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for adoption.

Section 4.03  Governmental Authorization

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and filings under the competition and foreign investments laws and regulations of any jurisdiction outside the United States (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with applicable requirements of the NYSE, if any (the consents, approvals orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iv) above, the “Required Governmental Authorizations”) and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Section 4.04  Non-contravention

The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and in the case of clause (iii), except as set forth on Section 4.04 of the Company Disclosure Schedule.

Section 4.05  Capitalization

    (a)  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of Preferred Stock, par value $.01 per share (“Company Preferred Stock”).  As of June 30, 2007, there were outstanding (i) 64,021,915 shares of Company Common Stock (of which of an aggregate of 1,070,561 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) employee stock options to purchase an aggregate of 5,063,767 shares of Company Common Stock (of which options to purchase an aggregate of 3,900,932 shares of Company Common Stock were exercisable), (iv) Company Restricted Stock Units covering 43,476 shares of Company Common Stock, and (v) 10,200 shares of “phantom” stock.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary of the Company owns any shares of capital stock of the Company.  Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (ii) all outstanding Company Restricted Shares and Company Restricted Stock Units, including with respect to each such share and unit the holder, date of grant and vesting schedule.

(b)  Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 4.05 or as set forth on Section 4.05(b) of the Company Disclosure Schedule and for changes since June 30, 2007 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).  Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.  Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the 1934 Act.

(c)  As of June 30, 2007, the amount of outstanding Indebtedness of the Company and its Subsidiaries does not exceed $682,000,000 in the aggregate.

Section 4.06  Subsidiaries

(a)  Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Section 4.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer identification number of each such Subsidiary.

(b)  Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 4.07  SEC Filings and the Sarbanes-Oxley Act

(a)  The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since December 31, 2005 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)  As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)  The Company has complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(f)  The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g)  The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”).  Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005.

(h)  There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i)  Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j)  Section 4.07(j) of the Company Disclosure Schedule describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 30, 2006.

(k)  Since December 30, 2006, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08  Financial Statements

The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09  Disclosure Documents

The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10  Absence of Certain Changes

Except as set forth on Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (i) any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of subsections (e), (f), (h), (k), (l), (n), (o) and (p) of Section 6.01.

Section 4.11  No Undisclosed Material Liabilities

There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12  Litigation

Except as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date of this Agreement or as set forth on Section 4.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) (each an “Action”) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000 or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000.

Section 4.13  Compliance with Applicable Laws

Except as set forth on Section 4.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and to the knowledge of the Company has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000.  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”).  The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, an adverse economic impact on the Company in excess of $1,000,000.

Section 4.14  Material Contracts

(a)  Section 4.14(a) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i)  any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate (other than any customary purchase orders or sales orders made in the ordinary course of business consistent with past practices);

(ii)  any material sales agency, sales representation, distributorship or franchise agreement;

(iii)  any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $1,000,000 on an annual basis or $2,000,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

(iv)  promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $1,000,000;

(v)  any Contract involving more than $100,000 which relates to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;

(vi)  any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vii)  any collective bargaining agreements;

(viii)  any material joint venture, profit sharing, partnership agreements or other similar agreements;

(ix)  any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(x)  any material Contract with a Governmental Authority (other than any Contract entered into in the ordinary course of business consistent with past practices);

(xi)  all leases or subleases for real or personal property involving annual expense in excess of $1,000,000 and not cancelable by the Company (without premium or penalty) within 12 months;

(xii)  any Contract granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;

(xiii)  any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xiv)  all confidentiality agreements (other than in the ordinary course of business) or agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);

(xv)  any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person;

(xvi)  any material Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xvii)  any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(b)  Other than confidentiality agreements which by their terms prevent the Company from disclosing to third parties, the Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 4.14(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder).  All of the Company Material Contracts are valid and binding on the Company and in full force and effect (except those which are canceled, rescinded or terminated after the date of this Agreement in accordance with their terms and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served).  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

Section 4.15  Taxes

Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, or as otherwise set forth in Section 4.15 of the Company Disclosure Schedule:

(a)  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis, and all such Tax Returns are, true, correct and complete in all material respects.

(b)  The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)  To the Company’s knowledge, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(d)  During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e)  The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(f)  Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify such Person.

(g)  Section 4.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.  Neither the Company nor any Subsidiary has a permanent establishment in any foreign country.

(h)  Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

(i)  The Company and each of its Subsidiaries have materially complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

(j)  Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) other similar items.

(k)  Neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material affect in a post-Closing period.

(l)  There is no power of attorney granted by the Company or any Subsidiary relating to Tax that is currently in place.

(m)  “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person.  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16  Employees and Employee Benefit Plans

(a)  Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”

(b)  With respect to each Employee Plan which is subject to the provisions of Title IV of ERISA in which the Company participates or has participated, (i) no accumulated funding deficiency, if applicable, within the meaning of ERISA Section 302 or Code Section 412 has been incurred, whether or not waived; (ii) the Company does not have any liability (A) for any lien imposed under ERISA Section 302(f) or Code Section 412(n), (B) for any interest payments required under ERISA Section 302 (e) or Code Section 412(m), (C) for any excise tax imposed by Code Sections 4971, 4972, or 4979, or (D) for any minimum funding contributions under ERISA Section 302(c)(11) or Code Section 412(c)(11); (iii) the Company has not withdrawn from any such Employee Plan during a plan year in which it was a “substantial employer” (as defined in ERISA Section 4001(a)(2)); (iv) the PBGC has not instituted proceedings or threatened to institute proceedings to terminate any such Employee Plan; (v) no other event or condition has occurred that might constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any such Employee Plan; (vi) all required premium payments to the PBGC have been paid when due; (vii) no “reportable event” (as described in ERISA Section 4043 and the regulations thereunder) has occurred or will occur by virtue of the consummation of the transaction contemplated by this Agreement except for a reportable event for which the notice requirement has been waived by the PBGC; and (viii) the present value of all “benefit liabilities” (whether or not vested) (as defined in ERISA Section 4001(a)(16)) under each such Employee Plan did not exceed as of the most recent Employee Plan actuarial valuation date, the then current value of the assets of such Employee Plan as determined pursuant to Code Section 412.  For purposes of determining the present value of benefit liabilities under any such Employee Plan, the actuarial assumptions and methods used under such Employee Plan for the most recent Employee Plan actuarial valuation shall be used.

(c)  Within the last six (6) years, the Company has not made any contributions to any multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)), the Company has not been a member of a controlled group which contributed to any such plan, and the Company has not been under common control with an employer which contributed to any such plan.

(d)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  To the knowledge of the Company, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the knowledge of the Company, no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been operated since January 1, 2005, in reasonable good faith compliance with the requirements of Code Section 409A.  All contributions to the Employee Plans have been made on a timely basis in accordance with ERISA and the Code, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)  Except with respect to agreements, arrangements or other instruments listed on Section 4.16(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person.  Except with respect to agreements, arrangements or other instruments listed on Section 4.16(e) of the Company Disclosure Schedule, there is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.  Section 4.16(e) of the Company Disclosure Schedule lists all agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

(f)  Except with respect to agreements, arrangements or other instruments listed on Section 4.16(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 30, 2006.  Except with respect to agreements, arrangements or other instruments listed on Section 4.16(g) of the Company Disclosure Schedule, no condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(h)  There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(i)  The Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j)  Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees.  In addition: (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board; and (iv) there are no grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k)  Except as set forth on Section 4.16(k) of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 4.17  Intellectual Property

Section 4.17 of the Company Disclosure Schedule contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications and copyright registrations and applications owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries for use in their businesses.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.17 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any written notice or other communication, or otherwise has knowledge of any information that would render or indicate that such Intellectual Property is or may be invalid or unenforceable; (ii) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries, in each case subject to reasonable and appropriate confidentiality efforts under the circumstances; and (vii) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any third party Intellectual Property.

Section 4.18  Information Technology

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.18 of the Company Disclosure Schedule, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.19  Properties

Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Lien; (ii) with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid, binding, enforceable on the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement; and (iii) all buildings, structures, fixtures and improvements included within the Owned Real Property or Leased Real Property (the “Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.  Section 4.19 of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property or Leased Real Property.

Section 4.20  Assets

Except as set forth in Section 4.20 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them.  Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Liens that would not have a Material Adverse Effect on the Company.

Section 4.21  Environmental Matters

    (a)   Except as set forth on Section 4.21 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and for the last ten years have been in compliance with all Environmental Laws and all Environmental Permits; (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iv) there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, or into any property or facility now or previously owned or leased by the Company or any of its Subsidiaries or into the environment surrounding any now or previously owned property or facility of any Hazardous Substance; (v) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos fibers or materials or polychlorinated biphenyls or underground storage tanks or related piping on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (vi) no material expenditure will be required in order for the Parent or Merger Subsidiary to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Corporation or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company.

(b)  There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge that identifies an issue or issues which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date of this Agreement.

(c)  For purposes of this Section, the terms “Company” and “Subsidiaries” shall include any entity that is or was a predecessor of the Company or any of its Subsidiaries.

Section 4.22  Antitakeover Statutes

The Company has taken all action necessary to render inapplicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated by this Agreement and the Stockholder Agreement and compliance with the terms hereof and thereof, the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) set forth in Section 203 of Delaware Law to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated hereby and thereby or compliance with the terms of this Agreement and the Stockholder Agreement.  No other state takeover or similar statute or regulation is applicable to this Agreement, the Stockholder Agreement, the Merger, the other transactions contemplated hereby and thereby or compliance with the terms hereof  or thereof.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Stockholder Agreement or any of the transactions contemplated hereby or thereby.

Section 4.23  Foreign Operations and Export Control

The Company, each of its Subsidiaries, and each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since January 1, 2004 acted, except for failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)  pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local law and the nature of the Company’s or a Subsidiary’s activities in such jurisdictions;

(b)  in compliance with all applicable foreign laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c)  without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

(d)  without notice of violation of and, except as has been disclosed to Parent, in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, and any other jurisdiction in which the Company or any of its Subsidiaries is established or from which it exports or reexports, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without notice of violation of and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders;

(e)  without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and

(f)  without notice of violation of and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders.

Section 4.24  Opinion of Financial Advisor

  The Company has received the opinion of Lehman Brothers Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.25  Finders’ Fees

Except for Lehman Brothers Inc., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01  Corporate Existence and Power

Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 5.02  Corporate Authorization

The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03  Governmental Authorization

The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations and (ii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.04  Non-contravention

The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

Section 5.05  Disclosure Documents

None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06  Financing

Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration pursuant to Section 2.02(a).

Section 5.07  Finders’ Fees

Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08  No Ownership of Stock of the Company

None of Parent or any of its Subsidiaries beneficially own as of the date of this Agreement any shares of Company Common Stock, and none of Parent or any of its Subsidiaries is, or has ever been deemed to be, an “interested stockholder” of the Company for purposes of Delaware Law.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01  Conduct of the Company

From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.  Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent which shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)  amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)  (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries or pursuant to the terms of any Employee Plan or Company Material Contract), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options in connection with the exercise thereof;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or upon the lapse of restrictions on restricted stock unit awards, in each case that are outstanding on the date of this Agreement in accordance with the terms of those options or awards on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)  incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the fiscal year 2007, which capital expenditure budget has been made available to Parent prior to the date of this Agreement, (ii) those contemplated by the monthly capital spending summaries for the fiscal year 2007, which monthly capital spending summaries have been made available to Parent prior to the date of this Agreement, and (iii) any other unbudgeted capital expenditures relating to the fiscal year 2007, not to exceed, in the aggregate, 10% of the aggregate budgeted amount for such fiscal year;

(e)  (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)  sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $1,000,000 in the aggregate;

(g)  create or incur any Lien on any material asset other than any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(h)  make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than  investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i)  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business on terms consistent with past practices, provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

(j)  (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 4.14) in the ordinary course consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

(k)  terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit except in the ordinary course of business consistent with past practices;

(l)  except as required by Applicable Law or pursuant to existing Employee Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m)  make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(n)  settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or involving a payment by the Company or its Subsidiaries in excess of $1,000,000, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(o)  make any assignment or grant any license with respect to Intellectual Property owned by or exclusively licensed to the Company other than non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practices or take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property owned by or exclusively licensed to the Company and used or held for use in its business to become invalidated, abandoned or dedicated to the public domain outside the ordinary course of business;

(p)  fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonably comparable cost to the extent available;

(q)  except as expressly permitted hereunder, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing beyond the End Date;

(r)  except as required by Applicable Law, (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (ii) settle or resolve any material Tax controversy;

(s)  enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices; or

(t)  agree, resolve or commit to do any of the foregoing.

Section 6.02  Stockholder Meeting; Proxy Material

Subject to Section 6.03(b), the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the approval of the Merger.  Subject to Section 6.03(b), the Board of Directors of the Company shall recommend adoption of this Agreement and approval of the Merger by the Company’s stockholders.  In connection with such meeting, subject to Section 6.03(b), the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.  Subject to the right of the Company to terminate this Agreement in accordance with the provisions of Section 10.01(d), this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (i) an Adverse Recommendation Change shall have occurred or (ii) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

Section 6.03  No Solicitation; Other Offers

    (a)   Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its commercially reasonable efforts to cause its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.  The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.  During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b)  Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, or may cause the Company to, subject to compliance with Section 6.03(a), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is, or will lead to, a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party), (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, and (iv) terminate this Agreement pursuant to Section 10.01(d), but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the Board of Directors of the Company from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act, with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

(c)  The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is reasonably likely to make an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that is reasonably likely to make or has made an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Company shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that, if consummated, would result in the person making such Acquisition Proposal (or in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including the ability of the parties thereto to consummate the transactions contemplated thereby and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)); (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal; and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04  Access to Information; Confidentiality

From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of May 9, 2007, between Parent and the Company (the “Confidentiality Agreement”).  No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Neither the Company nor any of its Subsidiaries shall be obligated to provide access to, or to disclose, any information to Parent if the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or violate any Applicable Law. All requests for information made pursuant to this Section 6.04 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

Section 6.05  Tax Matters

(a)  Except as set forth on Section 6.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

(b)  On or prior to the Effective Time, the Company and each of its Subsidiaries will terminate or cause to be terminated any power of attorney currently in place relating to Taxes.

(c)  The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

Section 6.06  Stockholder Litigation

The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 6.07  Refinancing of Company Notes

(a)  As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall take such actions as shall be reasonably requested by Parent to commence offers to purchase (the “Offers”) any and all of the Company’s outstanding 8% Notes due 2011 (the “8% Notes”) and 9 3/8% Noted due 2011 (the “9 3/8% Notes”, and together with the 8% Notes, the “Notes”) on price terms and on other customary terms and conditions as shall be specified by Parent, and shall retain a dealer manager and other advisors in connection with the Offers as shall be requested by the Parent, all subject to the approval of the Company (which approval will not unreasonably be withheld).  The closing of the Offers shall be conditioned upon the satisfaction of specified conditions to the Closing and such other conditions agreed upon by Parent and the Company, and the parties shall cause the purchases of the Notes pursuant to the Offers to occur on the Closing Date.  The purchases of the Notes pursuant to the Offers shall be consummated using funds provided by or at the direction of Parent.  Subject to the preceding sentence, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with and to effect the purchase of the Notes pursuant to the Offers; provided, that Parent acknowledges that any determination whether to tender the Notes in the Offers will be made by the holders of the Notes, and the level of acceptance of the Offers shall not affect the obligations of the parties to proceed with the Closing hereunder.  Parent shall provide (or cause to be provided) immediately available funds to the Company for the full payment of all the Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Offers.

(b)  If requested by Parent in writing on a timely basis, in addition to commencing Offers for the Notes, the Company shall, to the extent permitted by the Notes and the indentures governing each series of Notes (the “Indentures”), (i) instruct the trustees under the respective Indentures (the “Trustees”) concurrently with the Closing to issue notices of redemption providing for the redemption on the then earliest permitted redemption date of all of the outstanding Notes pursuant to the applicable provisions of the Indentures or (ii) take any actions reasonably requested by Parent to facilitate the defeasance and/or satisfaction and discharge of the Indentures and/or the Notes pursuant to the applicable sections of the Indentures at the Effective Time; provided that prior to the Company being required to make any irrevocable commitment with respect to the actions described in clause (i) or (ii) above, Parent shall have, or shall have caused to be, deposited with the Trustees sufficient funds to effect such redemption, defeasance and/or satisfaction and discharge.  The redemption, defeasance and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes.  The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of the Notes.

(c)  If this Agreement is terminated other than pursuant to Section 10.01(c)(i), Section 10.01(c)(ii) (but only to the extent resulting from a willful breach or a willful failure by the Company), Section 10.01(c)(iii) or Section 10.01(d)(i), then Parent shall, upon request by the Company, reimburse the Company within two (2) Business Days for all reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of the Company to the extent resulting from its compliance with this Section 6.07; provided, that, to the extent Parent has reimbursed the Company for such fees and expenses, if a Payment Event relating to a termination of this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) occurs, in addition to the Termination Fee then due, the Company shall, within two (2) Business Days of such Payment Event, repay Parent an amount equal to such reimbursement.

(d)  It is the intent of the parties that to the extent Parent requests the Company to make the Offers and effect a Discharge of the Notes, the closing of the Offers and the Discharge of the Notes, if any, would occur on the Closing Date immediately prior to the Effective Time, and that no Notes will be accepted pursuant to the Offers and no Discharge of the Notes shall occur unless the conditions to the Closing have been satisfied and the parties are prepared to proceed with the Closing.  In connection with any funding by Parent of the closing of the Offers or of the Discharge of the Notes as contemplated above, the Company shall issue a promissory note to Parent or its designee relating to the repayment of such funds, in form reasonably satisfactory to Parent, which shall include the following terms:

(i)  Such note shall bear interest, payable monthly in arrears, at applicable 30-day Libor, plus the Interest Rate Spread.  “Libor” shall mean the rate for deposits of U.S. dollars for 30 days which appears on the Bloomberg Screen BTTM Page under the heading “LIBOR FIX BBAM ” as of 11 am, London time, on the second business day preceding the start of each such 30-day period (or successor index if such rate is not published).  The “Interest Rate Spread” shall be 250 basis points.

(ii)  Such note shall require the Company to use reasonable commercial efforts to refinance and redeem the note in full as promptly as shall be practicable, and in any event not later than 180 days following the date of the funding under the note.

(iii)  The principal of such note may be prepaid in whole or in part at any time without penalty or premium, but with accrued and unpaid interest on the portion being prepaid.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01  Conduct of Parent

From the date of this Agreement until the Effective Time, except with the Company’s prior written consent, Parent shall not take any action that would make any representation or warranty of the Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing.

Section 7.02  Obligations of Merger Subsidiary

Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03  Voting of Shares

Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04  Director and Officer Liability

Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)  For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)  For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Notwithstanding the foregoing, at Parent’s election, in lieu of providing the officers’ and directors’ liability insurance coverage contemplated above, Parent or the Surviving Corporation may purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time.

(c)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(d)  The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  The Indemnified Persons to whom this Section 7.04 applies shall be third party beneficiaries of this Section 7.04. The provisions of this Section 7.04 are intended to survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her successors, heirs or representatives.

Section 7.05  Employee Matters

(a)  For the period commencing with the Effective Time and ending December 31, 2007, Parent shall cause to be provided, to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”), base salary and bonus opportunity no less than that provided to such Affected Employee immediately prior to the Effective Time, and until September 30, 2008, with respect to such Affected Employee, Parent shall use reasonable efforts to maintain such Affected Employee’s aggregate compensation.  For the period ending not earlier than twelve (12) months after the Effective Time, Parent shall cause to be provided, to Affected Employees, in the aggregate, employee benefits substantially comparable in the aggregate (except as noted below) to the benefits, including without limitation severance benefits, provided to the Affected Employees under the Employee Plans immediately prior to the Effective Time, and after such period, the benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries.  Notwithstanding the foregoing, for the calendar year in which the Effective Time occurs, Parent shall (x) cause to be paid to each Affected Employee his or her target bonus for such year, and (y) cause to be made to the Company’s tax-qualified profit sharing plan (or credited to a non-qualified plan to the extent not permitted by the terms of such tax-qualified profit sharing plan or applicable law), on behalf of each Affected Employee who (i) completes a "Year of Service" (as defined in such tax-qualified profit sharing plan) during such calendar year and (ii) is employed on December 15 of such calendar year (or who died, became totally and permanently disabled, or retired after age 65 or is involuntarily terminated without cause during such calendar year) a profit sharing contribution equal to 10% of base salary plus target bonus which is paid during a period in such calendar year when the Affected Employee is an "Active Participant" under such tax-qualified profit sharing plan.  Immediately before the Effective Time, the Company shall cause the tax-qualified profit sharing plan to be amended (in a manner acceptable to Parent) to reflect the obligation described herein.  No provision herein is intended to confer upon any employee rights as a third-party beneficiary hereunder or to act as an amendment to any Employee Plan.

(b)  With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time; (ii) provide credit towards any deductible or out of pocket expense maximum under any health and welfare New Company Plans for out of pocket amounts expended by the Affected Employee under the Employee Plans during the current calendar year; and (iii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting (but not for the purposes of benefit accrual) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01  Reasonable Best Efforts

    (a)     Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b)  In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Parent and Company will file as promptly as practicable, and in any event within fifteen Business Days, any filings that may be required or deemed prudent by Parent in consultation with the Company to file under any Foreign Competition Laws.  Parent shall pay any and all fees in connection with the filing pursuant to the HSR Act and any filings required under any Foreign Competition Laws.

Section 8.02  Certain Filings

    (a)   The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before it (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel.  The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

Section 8.03  Public Announcements

Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04  Stock Exchange De-listing

Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.05  Further Assurances

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06  Notices of Certain Events

Each of the Company and Parent shall promptly notify the other of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)  any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 9.02(a), Section 9.02(c) or Section 9.03 not to be satisfied; and

(e)  any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 9

Conditions to the Merger

Section 9.01  Conditions to the Obligations of Each Party

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a)  the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)  no Applicable Law shall prohibit the consummation of the Merger; and

(c)  any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and any consent or approval required under any Foreign Competition Laws shall have been obtained.

Section 9.02  Conditions to the Obligations of Parent and Merger Subsidiary

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)  (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 4.01, 4.02 and 4.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date, and (iii) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

(b)  No Action shall be pending by a Governmental Authority (i) seeking to prevent consummation of the Merger, (ii) seeking to impose any limitation on the right of Parent to control the Company and its Subsidiaries, or (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company or its Subsidiaries or Affiliates, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or its Subsidiaries or Affiliates; and

(c)  there shall not have occurred and be continuing as of the Effective Time any event, occurrence, or change that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

Section 9.03  Conditions to the Obligations of the Company

The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a)  each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)  the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time; and

(c)  the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

Termination

Section 10.01  Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Merger has not been consummated on or before December 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)  there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)  at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)  by Parent, if:

(i)  (A) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within ten Business Days of a written request made by Parent following an Acquisition Proposal that it do so;

(ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)  the Company shall have willfully and materially breached any of its obligations under Section 6.02 or Section 6.03; or

(d)  by the Company if:

(i)  the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within five Business Days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such five Business Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three Business Day period); or

(ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02  Effect of Termination

If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 11.04(b)); provided that, if such termination shall result from the (i) willful failure of either party to fulfill or willful breach that results in the failure to satisfy a condition to the performance of the obligations of the other party, or (ii) willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01  Notices

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Energizer Holdings, Inc.
            533 Maryville University Drive
                        St. Louis, MO  63141
                        Attention: Gayle Stratmann
                        Facsimile No.: (314) 985-2220

with a copy to:

Bryan Cave LLP
211 North Broadway, Suite 3600
St. Louis, MO  63102
Attention: William F. Seabaugh
Facsimile No.: (314) 259-2020

if to the Company, to:

Playtex Products, Inc.
                        300 Nyala Farms Road
                        Westport, CT  06880
                        Attention: Kris J. Kelley
                        Facsimile No.: (203) 341-4260

with a copy to:

Morgan, Lewis & Bockius LLP
                        101 Park Avenue
                        New York, NY  10178
                        Attention:         Howard L. Shecter
                                                Richard B. Aldridge
                        Facsimile No.: (877) 432-9652

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02  Survival of Representations and Warranties

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03  Amendments and Waivers

      (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04  Expenses

     (a)      Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)  If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to clauses (y) or (z) below, within two Business Days following either the Company’s entry into a definitive agreement to effect, or consummation of, an Acquisition Proposal, a fee equal to $35,000,000 (the “Termination Fee”).

“Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i), Section 10.01(c)(iii) or Section 10.01(d)(i), (y) Section 10.01(b)(i) (if a vote of the stockholders of the Company at the Company Stockholder Meeting to obtain the Company Stockholder Approval shall not have been held prior to such termination) or (z) Section 10.01(b)(iii), but only if, in the cases of clauses (y) and (z), both (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made and not publicly withdrawn, and (B) within 12 months following the date of such termination, the Company shall have either entered into a definitive agreement to effect, or consummated, an Acquisition Proposal (whether or not such transaction was the one as to which a proposal, offer, or indication of interest has been made or announced prior to such termination).  For purposes of this Section 11.04(b), each reference to 20% in the definition of “Acquisition Proposal” shall be deemed to be 50%.

(c)  The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent or Merger Subsidiary pursuant to this Section 11.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

Section 11.05  Disclosure Schedule References

The parties hereto agree that disclosure of any item, matter or event in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of such party that is contained in another Section or subsection of this Agreement, but only so long as the application to any such other Section or subsection is readily apparent from such disclosure. By listing matters on the Company Disclosure Schedule, the Company shall not be deemed to have established any materiality standard, admitted any liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of the Company contained in this Agreement.

Section 11.06  Binding Effect; Benefit; Assignment

      (a)  The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that Delaware Law is mandatorily applicable to the Merger.

Section 11.08  Jurisdiction

The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09  WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10  Counterparts; Effectiveness

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11  Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12  Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13  Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.08, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGIZER HOLDINGS, INC.
By:
	Name:	Ward M. Klein
	Title:	Chief Executive Officer

ETKM, INC.
By:
	Name:	Ward M. Klein
	Title:	Chief Executive Officer

PLAYTEX PRODUCTS, INC.
By:
	Name:	Neil P. DeFeo
	Title:	President and Chief Executive Officer